Exhibit 99.1

VOIS ANNOUNCES APPROVAL FOR REVERSE STOCK SPLIT

BOCA RATON, FL – (GLOBENEWSWIRE) – November 22, 2010 – VOIS Inc. (pronounced “Voice”) (OTCBB:VOIS), announced today its board of directors and the consenting shareholders approved  a reverse split of 1:200 of the outstanding shares of the Company’s  previously authorized Common Stock.  As of November 11, 2010, there were 2,794,208,930 shares of our Common Stock issued and outstanding.  The record date for the reverse stock split is November 22, 2010 and the effective date of the reverse split and the charter amendment reducing the number of authorized shares of common stock is close of business on November 23, 2010. Quotation of the Company’s common stock on the OTCBB will continue, on a reverse stock split-adjusted basis, at market open on November 24, 2010.

The Board and consenting shareholders approved the reverse split as a method to attract investors and business opportunities to the Company.  The Company believes that the reverse split may improve the price level of the Company’s Common Stock and that this higher share price could help generate additional interest in the Company.

No fractional shares of post-split Common Stock will be issued to any shareholder in connection with the reverse split and all fractional shares will be rounded up.  The reverse split will be reflected on the Company’s transfer records and there is no mandatory exchange of certificates.

To reflect the reverse stock split, the Company’s ticker will append the fifth character “D” and be quoted under the symbol “VOISD” for 20 business days. During that time, the Company’s Common Stock will continue to be quoted on Over-The-Counter Bulletin Board.  After the 20 day period, the symbol will revert to “VOIS.”

About VOIS, Inc.

VOIS Inc. (pronounced "Voice") is a social commerce website that combines the power of social networking with an online marketplace for professional freelance and on-demand services. The Company’s strategy is to capitalize on its websites innovative platform and software while seeking to acquire businesses within the cloud internet commerce space which are currently underdeveloped but present significant expansion and profit potential.

Safe Harbor Act Disclaimer: This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings with the Securities and Exchange Commission.

Investor Contact:

DC Consulting, LLC

(407)792-3332

investorinfo@dcconsultingllc.com